UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 25, 2011

Acorda Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50513	13-3831168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	15 Skyline Drive, Hawthorne, NY	10532
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 347-4300

Not Applicable
Former name or former address, if changed since last report

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On July 25, 2011, Acorda Therapeutics, Inc. (“Acorda”) filed a Current Report on Form 8-K with the Securities and Exchange Commission to report certain information regarding its license agreement with Biogen Idec and Biogen Idec’s receipt of a conditional approval from the European Commission for Fampyra.  This Current Report on Form 8-K/A is being filed to update the original report with additional information.

Item 8.01  Other Events

On July 25, 2011, Acorda issued a Statement, posted in the “Investors” and “News & Events” sections of its corporate website (www.acorda.com), regarding Biogen Idec’s announcement the same day that it has received conditional approval from the European Commission for FAMPYRA® (prolonged-release fampridine tablets) to improve walking in adult patients with multiple sclerosis (MS) who have walking disabilities (EDSS 4-7).  FAMPYRA is the trade name in Europe for the product developed and commercialized in the U.S. by Acorda under the trade name AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg. FAMPYRA is being developed and marketed by Biogen Idec outside the United States under a licensing agreement from Acorda.   As part of its ex-U.S. license agreement, Biogen Idec will pay Acorda royalties based on ex-U.S. net sales, and milestones based on new indications and ex-U.S. net sales. These milestones include the current $25 million payment for successful license of the product in the European Union.  The next expected milestone would be $15.0 million, due when ex-U.S. net sales reach $100.0 million over four consecutive quarters.  A copy of the Statement as updated on July 26, 2011, is attached as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated by reference into this Item.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Statement dated July 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

July 27, 2011	By:	/s/ Jane Wasman
Name: Jane Wasman
Title: Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Statement dated July 25, 2011